DERIVED INFORMATION [4/18/07]

[$527,450,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$527,450,100]

Total Certificates Offered & Non-Offered

(Approximate)

Home Equity Pass-Through Certificates, Series 2007-3

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writings. prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus isbeing delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pool backing them, are subject to modification or revision (including, among other things, the possibility that one or more classe of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or e s s a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

	Deal Name		Data
Collateral Characteristics	Pool Balance		$562,425,365

Please populate column D (&E) with the corresponding pool characteristics in Column B.

-  For values in currency format, omit $.

-  For values in percentage format, provide data to 3 decimal places and omit %.

-  For WAC Net Rate, subtract servicing fee, trustee fee, and initial MI fee.

-  For MI Flag, Y or N.

	# of Loans	#	2,955
	Avg Prin Balance		$190,330
	WAC	%	7.84
	WA Net Rate	%	7.32
	WAM	#	352
	Seasoning	#	3
	Second Liens	%	3.0
	WA CLTV	%	88.5
	WA FICO	#	632
	Prepay Penalties	%	74.0
Arm Characteristics	WAC (Arms only)%		7.70
	WAM (Arms only)	#	357
	WA Margin	%	5.89
	WA Initial Cap	%	2.75
	WA Periodic Cap	%	1.00
	WA Cap	%	13.72
	WA Months to Roll	#	24
Loan Type	Fixed	%	21.7
	Balloons	%	30.4
	2/28 Arms	%	64.9
	3/27 Arms	%	11.6
	Other Hybrid Arms	%	1.9
Index	1-Month LIBOR	%	0.0
	6-Month LIBOR	%	78.3
	Other Index	%	0.0
Loan Purpose	Purchase	%	37.9
	Cash-Out Refi	%	53.9
	Rate-Term Refi	%	8.2
	Debt Consolidation	%	0.0
Occupancy Status	Owner	%	95.4
	Second Home	%	0.8
	Investor	%	3.9
Property Type	Single Family	%	75.9
	2-4 Family	%	6.5
	PUD	%	11.7
	MH	%	0.0
	Condo	%	5.7
Doc Type	Full Doc	%	64.4
	Stated Doc	%	15.9
	Limited Doc	%	18.7
	No Doc	%	1.0
MI Data	MI Flag	Y/N	N
	% of Pool Covered	%	0.0
	Effective LTV	%	0.0

FICO Distribution	FICO <460%		0.1
	FICO 460-479%		0.2
	FICO 480-499%		0.1
	FICO 500-519%		1.0
	FICO 520-539%		2.5
	FICO 540-559%		4.2
	FICO 560-579%		6.5
	FICO 580-599%		9.4
	FICO 600-619%		14.4
	FICO 620-639%		16.4
	FICO 640-659%		16.4
	FICO 660-679%		12.3
	FICO 680-699%		7.7
	FICO 700-719%		4.4
	FICO 720-739%		2.3
	FICO 740-759%		1.1
	FICO >760%		1.1

WA DTI	42.0

DTI Distribution	DTI <10.00%		1.1
	DTI 10.00-19.99%		1.9
	DTI 20.00-29.99%		6.2
	DTI 30.00-39.99%		22.2
	DTI 40.00-49.99%		59.7
	DTI 50.00-59.99%		7.4
	DTI 60.00-69.99%		0.0
	DTI >=70.00%		0.0
	Unknown	%	1.6

LTV Distribution	LTV <20%		0.0
	LTV 20.01-30%		0.1
	LTV 30.01-40%		0.4
	LTV 40.01-50%		1.4
	LTV 50.01-60%		2.7
	LTV 60.01-70%		6.4
	LTV 70.01-80%		51.4
	LTV 80.01-90%		27.3
	LTV 90.01-100%		10.4
	LTV >100%		0.0
			Count	Balance	%
Loan Balance Distribution	$ 0-25,000	# & %	43	855,098	0.2
	$ 25,001-50,000	# & %	173	6,273,962	1.1
	$ 50,001-75,000	# & %	257	16,054,710	2.9
	$ 75,001-100,000	# & %	257	22,391,164	4.0
	$ 100,001-150,000	# & %	584	72,486,950	12.9
	$ 150,001-200,000	# & %	516	90,282,419	16.1
	$ 200,001-250,000	# & %	377	84,696,014	15.1
	$ 250,001-300,000	# & %	263	71,883,772	12.8
	$ 300,001-350,000	# & %	170	55,383,995	9.8
	$ 350,001-400,000	# & %	123	46,129,839	8.2
	$ 400,001-450,000	# & %	71	30,102,058	5.4
	$ 450,001-500,000	# & %	51	24,179,422	4.3
	$ 500,001-550,000	# & %	28	14,840,469	2.6
	$ 550,001-600,000	# & %	18	10,317,322	1.8
	$ 600,001-650,000	# & %	8	5,014,743	0.9
	$ 650,001-700,000	# & %	7	4,774,146	0.8
	$ 700,001-750,000	# & %	6	4,295,253	0.8
	$ 750,001-800,000	# & %	1	800,000	0.1
	$ 800,001-850,000	# & %	1	809,030	0.1
	$ 850,001-900,000	# & %	1	855,000	0.2
	$ 900,001-950,000	# & %	0	-	0.0
	$ 950,001-1,000,000	# & %	0	-	0.0
	> $ 1,000,001	# & %	0	-	0.0

Geographic Distribution	AK	%	0.1
	AL	%	1.1
	AR	%	0.2
	AZ	%	5.7
	CA	%	18.7
	CO	%	1.0
	CT	%	1.2
	DC	%	0.1
	DE	%	0.5
	FL	%	11.0
	GA	%	2.8
	HI	%	0.1
	IA	%	0.2
	ID	%	0.4
	IL	%	5.9
	IN	%	0.9
	KS	%	0.4
	KY	%	0.3
	LA	%	0.8
	MA	%	1.2
	MD	%	5.4
	ME	%	0.3
	MI	%	1.4
	MN	%	1.4
	MO	%	1.0
	MS	%	0.6
	MT	%	0.1
	NC	%	2.3
	ND	%	0.0
	NE	%	0.1
	NH	%	0.3
	NJ	%	4.0
	NM	%	0.8
	NV	%	2.5
	NY	%	3.9
	OH	%	1.1
	OK	%	0.1
	OR	%	2.7
	PA	%	2.4
	RI	%	0.6
	SC	%	1.3
	SD	%	0.0
	TN	%	1.7
	TX	%	2.3
	UT	%	0.8
	VA	%	4.4
	VT	%	0.0
	WA	%	4.5
	WI	%	1.2
	WV	%	0.2
	WY	%	0.1

loan_no	Balance	WAC	FICO	LTV	Occupancy	Purpose	Property Type	State	City	ZIP	DTI	Documentation
411662462	800,000.00	9.55	644	100.0	P	CO	SFR	NV	GARDNERVILLE	89460	45.85	STATED
411662496	855,000.00	10.25	609	90.0	P	P	SFR	CO	LARKSPUR	80118	16.73	STATED
411177572	645,300.00	7.62	637	90.0	P	P	3-4F	NY	BRONX	10473	6.31	FULL
410381250	809,029.62	7.88	652	90.0	P	CO	SFR	WI	OSHKOSH	54901	35.4	FULL
411662480	640,000.00	8.15	652	80.0	P	CO	3-4F	CA	SANGABRIEL	91776	49.73	FULL
410943134	732,000.00	6.63	698	80.0	P	CO	SFR	CA	HUNTINGTONBEACH	92646	45.39	RED
410847960	614,168.91	9.15	692	100.0	P	P	SFR	CA	LINCOLN	95648	46.2	RED
411177844	600,600.00	6.75	772	84.0	P	CO	SFR	CA	WOODLANDHILLS	91303	47.34	RED
411177575	661,500.00	5.84	656	90.0	P	CO	3-4F	NY	BROOKLYN	11213	47.7	FULL
411447804	730,000.00	6.99	639	78.5	P	CO	SFR	CA	ELDORADOHILLS	95762	55.91	FULL
411662270	611,881.67	8.70	650	80.0	P	CO	SFR	NM	SANTAFE	87505	45.48	RED
411177512	703,069.24	8.09	620	80.0	P	CO	PUD	FL	JACKSONVILLE	32226	51.76	RED
411662263	688,267.70	9.80	608	85.0	P	CO	PUD	AZ	CHANDLER	85224	41.58	STATED
410378920	677,544.70	7.70	681	80.0	P	P	SFR	GA	CONYERS	30013	0	RED
407473299	625,782.69	5.99	547	79.9	P	CO	SFR	CT	SOUTHBURY	6488	40	FULL
410380564	694,017.92	7.30	636	66.2	P	RT	SFR	AZ	PHOENIX	85004	0	RED
411065706	683,201.88	8.70	673	95.0	P	P	SFR	FL	DAVIE	33328	45.34	FULL
500930655	650,000.00	8.00	618	76.5	P	CO	SFR	FL	APOPKA	32712	23.45	RED
411448054	674,746.46	6.81	706	82.4	P	CO	PUD	MD	GLENNDALE	20769	41.11	FULL
411065628	718,949.20	7.60	725	80.0	P	P	SFR	FL	CORALGABLES	33134	45.2	FULL
411448053	706,500.00	7.07	714	87.2	P	CO	SFR	VA	MANASSAS	20111	38.45	FULL
411448012	694,867.15	6.89	645	84.2	P	CO	SFR	NJ	HOPEWELL	8525	47.56	FULL
411177664	627,009.40	7.21	666	80.0	P	CO	SFR	WI	RIVERHILLS	53217	48	STATED
410379709	704,734.72	6.35	635	71.6	P	CO	SFR	WA	SEATTLE	98119	40.91	FULL

Product Type	WA IO Term	Number of Loans	Loan Balance	Avg. Loan Balance	% of Total IO	% of Total Pool	WAC	WA Margin	WA FICO	WA LTV	% Owner Occupied	% Purchase	% Investor	WA DTI	% Full Doc	Please fill out chart with the appropriate characteristics for each rep line. Please note '% of total IO' should add up to 100%.
2/28 ARM 24 Month IO	24	4	1,011,442	252,861	0.7	0.2	8.52	7.50	645	84.1	100.0	61.7	0.0	42.2	63.3
2/28 ARM 36 Month IO	0	0	-	-	0.0	0.0	0.00	0.00	0	0.0	0.0	0.0	0.0	0.0	0.0
2/28 ARM 60 Month IO	60	460	116,993,650	254,334	77.3	20.8	7.12	5.69	661	81.4	99.8	59.9	0.2	43.0	59.7
2/28 ARM 120 Month IO	120	9	2,801,889	311,321	1.9	0.5	6.87	5.44	672	84.4	100.0	14.2	0.0	43.6	82.6
3/27 ARM 24 Month IO	0	0	-	-	0.0	0.0	0.00	0.00	0	0.0	0.0	0.0	0.0	0.0	0.0
3/27 ARM 36 Month IO	0	0	-	-	0.0	0.0	0.00	0.00	0	0.0	0.0	0.0	0.0	0.0	0.0
3/27 ARM 60 Month IO	60	50	16,848,308	336,966	11.1	3.0	7.34	5.48	664	84.1	100.0	19.7	0.0	40.9	60.6
3/27 ARM 120 Month IO	120	1	261,500	261,500	0.2	0.0	5.99	4.99	703	81.7	100.0	0.0	0.0	42.8	100.0
5/25 ARM 60 Month IO	60	16	5,558,031	347,377	3.7	1.0	7.05	4.59	668	81.6	100.0	44.8	0.0	46.4	64.4
5/25 ARM 120 Month IO	120	1	335,000	335,000	0.2	0.1	6.99	5.99	682	88.2	100.0	0.0	0.0	43.6	100.0
10/20 ARM 60 Month IO	0	0	-	-	0.0	0.0	0.00	0.00	0	0.0	0.0	0.0	0.0	0.0	0.0
10/20 ARM 120 Month IO	0	0	-	-	0.0	0.0	0.00	0.00	0	0.0	0.0	0.0	0.0	0.0	0.0
30 Fixed IO	71	25	7,235,832	289,433	4.8	1.3	6.94	0.00	657	76.4	100.0	18.9	0.0	40.9	67.9
15 Fixed IO	0	0	-	-	0.0	0.0	0.00	0.00	0	0.0	0.0	0.0	0.0	0.0	0.0
Other IO	60	1	278,076	278,076	0.2	0.0	7.50	6.75	663	80.0	100.0	100.0	0.0	40.4	0.0
Totals:	62	567	151,323,728	266,885	100.0	26.9	7.14	5.63	662	81.6	99.8	52.0	0.2	42.8	60.9

Initial Periodic Caps
Product Type	1.00%	1.50%	2.00%	2.50%	3.00%	3.50%	4.00%	4.50%	5+%	Please fill out with total value dollars for loans in the pool that fall into teach cell of the matrix.
2/28 ARM 24 Month IO	-	-	-	-	1,011,442	-	-	-	-
2/28 ARM 36 Month IO	-	-	-	-	-	-	-	-	-
2/28 ARM 60 Month IO	1,559,105	258,500	9,292,321	-	105,883,724	-	-	-	-
2/28 ARM 120 Month IO	-	-	171,600	-	2,630,289	-	-	-	-
3/27 ARM 24 Month IO	-	-	-	-	-	-	-	-	-
3/27 ARM 36 Month IO	-	-	-	-	-	-	-	-	-
3/27 ARM 60 Month IO	535,000	437,895	6,640,086	-	9,235,327	-	-	-	-
5/25 ARM 60 Month IO	-	-	432,000	-	5,126,031	-	-	-	-
Other IO	-	-	-	-	874,576	-	-	-	-
	2,094,105	696,395	16,536,007	-	124,761,389	-	-	-	-

Percentage by range					Loans without MI
					FICOs
		<450	451-500	501-550	551-600	601-650	651-700	701-750	>750
	<20	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	20-30	0.00%	0.00%	0.00%	0.04%	0.05%	0.00%	0.00%	0.00%
	30-40	0.00%	0.00%	0.11%	0.07%	0.13%	0.08%	0.00%	0.00%
	40-50	0.00%	0.00%	0.16%	0.50%	0.48%	0.04%	0.00%	0.00%
LTVs	50-60	0.00%	0.00%	0.47%	0.97%	0.81%	0.33%	0.09%	0.00%
	60-70	0.00%	0.00%	1.04%	1.80%	1.61%	0.50%	0.09%	0.10%
	70-80	0.00%	0.09%	1.48%	3.33%	4.55%	1.48%	0.45%	0.06%
	80-90	0.00%	0.24%	1.77%	5.82%	22.13%	17.99%	5.11%	0.86%
	90-100	0.00%	0.06%	0.74%	6.01%	10.51%	5.90%	1.58%	0.40%
	>100	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	Sum	100.00%
					Loans with MI
					FICOs
		<450	451-500	501-550	551-600	601-650	651-700	701-750	>750
	<20	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	20-30	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	30-40	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	40-50	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
LTVs	50-60	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	60-70	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	70-80	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	80-90	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	90-100	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	>100	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	Sum	0.00%

Loan Count					Loans without MI
					FICOs
		<450	451-500	501-550	551-600	601-650	651-700	701-750	>750
	<20	0	0	0	0	0	0	0	0
	20-30	0	0	0	1	2	0	0	0
	30-40	0	0	2	4	7	4	0	0
	40-50	0	0	5	19	14	2	0	0
LTVs	50-60	0	0	13	34	24	8	2	0
	60-70	0	0	26	48	45	12	3	1
	70-80	0	4	41	96	102	43	12	1
	80-90	0	9	67	176	613	439	113	17
	90-100	0	6	35	200	406	231	52	16
	>100	0	0	0	0	0	0	0	0
	#	2955

					Loans with MI
					FICOs
		<450	451-500	501-550	551-600	601-650	651-700	701-750	>750
	<20	0	0	0	0	0	0	0	0
	20-30	0	0	0	0	0	0	0	0
	30-40	0	0	0	0	0	0	0	0
	40-50	0	0	0	0	0	0	0	0
LTVs	50-60	0	0	0	0	0	0	0	0
	60-70	0	0	0	0	0	0	0	0
	70-80	0	0	0	0	0	0	0	0
	80-90	0	0	0	0	0	0	0	0
	90-100	0	0	0	0	0	0	0	0
	>100	0	0	0	0	0	0	0	0
	#	0

Please provide a breakdown of percentages for each cell of the matrix for loans that fall within the appropriate category brokendown between loans with MI and loans without MI as well as the loan count for each breakdown in the matrices below.  The sum of the percentages for the with MI and without MI percentages should equal 100%.  The sum of the loans in the matrices below should equal the number of loans in the pool.  If FICO is not available for loan, default to <450 bucket.  If deal does not have MI, provide data for the entire pool in the "Loans without MI" matrix.